UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER 1-4702

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                             CUSIP NUMBER 032159105

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             (Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K
                          [X] Form 10-Q [ ] Form N-SAR

                            For Period Ended: 1/31/03

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                         PART I - REGISTRANT INFORMATION

                                AMREP Corporation

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                             Full Name of Registrant

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                            Former Name if Applicable

                         641 Lexington Avenue, 6th Floor

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                      Address of Principal Executive Office
                               (Street and Number)

                               New York, NY 10022

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                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

                    If the subject report could not be filed
                   without unreasonable effort or expense and

                  the registrant seeks relief pursuant to Rule
                  12b-25(b), the following should be completed.
                           (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Financial information is not finalized.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Peter M. Pizza           212         705-4705
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    (Name)           (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

   [X]   Yes       [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   [ ]   Yes        [ ]  No

              AMREP Corporation

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   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 3/17/03      By:/s/ Peter M. Pizza
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                      Peter M. Pizza, Vice
                        President

                ATTENTION

International misstatements or omissions of fact constitute Federal Criminal Violations
(See 18 U.S.C. 1001).